Exhibit 107

Calculation of Fling Fee Tables

Form S-3

(Form Type)

Four Corners Property Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid:	Equity	Common Stock, par value $0.0001 per share (1)	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Preferred Stock, par value $0.0001 per share (4)	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Debt	Debt Securities	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Depositary Shares (5)	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Warrants (6)	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Rights (7)	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)

Fees Previously Paid:	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts:					N/A		N/A

	Total Fees Previously Paid:							N/A

	Total Fee Offsets:							N/A

	Net Fee Due:							N/A

(1)

Includes shares of common stock of Four Corners Property Trust, Inc., if any, issuable upon conversion, exchange, exercise or settlement of the preferred stock, debt securities or warrants whose offer and sale are registered by the registration statement to which this exhibit is attached.

(2)

The offer and sale of an unspecified number of the securities of each identified class are being registered for possible issuance as may from time to time be offered at indeterminate prices, including upon conversion, exchange, exercise or settlement of other securities. Separate consideration may or may not be received for securities that are issuable on conversion, exchange or exercise of other securities.

(3)	The payment of all applicable registration fees is being deferred pursuant to Rules 456(b) and 457(r).
(4)

Includes shares of preferred stock of Four Corners Property Trust, Inc., if any, issuable upon conversion, exchange, exercise or settlement of any other class or series of preferred stock, or of any debt securities or warrants, whose offer and sale are registered by the registration statement to which this exhibit is attached.

(5)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional or multiple share of preferred stock and will be evidenced by a depositary receipt.
(6)

The warrants covered by the registration statement to which this exhibit is attached may be warrants to purchase common stock, preferred stock or depositary shares representing an interest in preferred stock of Four Corners Property Trust, Inc.

(7)	The rights covered by the registration statement to which this exhibit is attached represent rights to purchase common stock of Four Corners Property Trust, Inc.